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                                                                   EX-99.B(1)(b)

                   FLAG INVESTORS EQUITY PARTNERS FUND, INC.


                            ARTICLES SUPPLEMENTARY



         FLAG INVESTORS EQUITY PARTNERS FUND, INC. (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

         FIRST: The Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to seventy-five million (75,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of seventy-five thousand dollars ($75,000), all of which shares are designated as follows: forty million (40,000,000) shares are designated "Flag Investors Equity Partners Fund Class A Shares," fifteen million (15,000,000) shares are designated "Flag Investors Equity Partners Fund Class B Shares," fifteen million (15,000,000) shares are designated "Flag Investors Equity Partners Fund Institutional Shares" and five million (5,000,000) shares remain undesignated.

         SECOND: Immediately before the increase, the Corporation was authorized to issue thirty-five million (35,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of thirty-five thousand dollars ($35,000), all of which shares were designated as follows: twenty million (20,000,000) shares were designated "Flag Investors Equity Partners Fund Class A Shares," five million (5,000,000) shares were designated "Flag Investors Equity Partners Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Equity Partners Fund Institutional Shares" and five million (5,000,000) shares remained undesignated.

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.




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         IN WITNESS WHEREOF, Flag Investors Equity Partners Fund, Inc. has
caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 17th day of June, 1997.

 [CORPORATE SEAL]





                                    FLAG INVESTORS EQUITY PARTNERS FUND, INC.


                                    By:    /s/ Edward J. Veilleux
                                           ----------------------------
                                           Edward J. Veilleux
                                           Vice President


Attest:  /s/ Scott J. Liotta
         -------------------------------
         Scott J. Liotta
         Vice President and Secretary


         The undersigned, Vice President of FLAG INVESTORS EQUITY PARTNERS FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                    By:     /s/ Edward J. Veilleux
                                            ------------------------------
                                            Edward J. Veilleux
                                            Vice President